EXHIBIT 99.1

Fifth Street Finance Corp. Named "2009 Debt Financing Agent of the Year" by the M&A Advisor

WHITE PLAINS, N.Y., Oct. 20, 2009 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") is pleased to announce that it has been honored as "2009 Debt Financing Agent of the Year" by The M&A Advisor.

"We are proud to receive this honor from The M&A Advisor. This accolade is a true testament to Fifth Street's distinction from other lenders. Even amidst the credit crisis, Fifth Street remains active in the market while many of our competitors have been forced to de-leverage or exit the market entirely," said Leonard Tannenbaum, Fifth Street's CEO, adding that, "this honor reinforces our reputation for efficiently closing deals and our ability to support our private equity sponsors in all market conditions."

Roger Aguinaldo, CEO of The M&A Advisor, commented, "In these tough economic times we should applaud firms that have stepped up to the plate to make important middle market deals possible."

Fifth Street, which went public in 2008, recently raised approximately $145.7 million in gross proceeds from two public offerings in July and September 2009. In addition, the company announced a non-binding financing commitment for a three year credit facility with Wachovia Bank, N.A., a Wells Fargo company, for up to $100 million.

Judging for the award is based on several criteria, including quantitative factors such as transaction value, impact on shareholder/company value and market share. Qualitative considerations include impact of transactions on the market/industry, ingenuity in structuring and/or negotiations, and diligence and perseverance in consummating deals and other unique attributes.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, Director, Investor Relations
          (914) 286-6811
          Stacey@fifthstreetcap.com